SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: February 14, 2008
FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-12379 (Commission File Number)	31-1042001 (IRS Employer Identification No.)

300 High Street Hamilton, Ohio (Address of principal executive offices)	45011 (Zip Code)
Registrant’s telephone number, including area code: (513) 979-5770
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
Named Executive Officer Compensation / Stock Awards
On February 14, 2008, the Compensation Committee approved base salary increases, short-term incentive target percentages under the Plan, long-term restricted stock awards and stock option grants for the Named Executive Officers, as disclosed in the table below.

					Number of
		Short-			Shares	Value of
		Term	Number of	Value of	Underlying	Stock
		Incentive	Shares of	Shares of	Stock	Option
Named Executive Officer	Base	Target	Restricted	Restricted	Option	Grant
and Principal Position	Salary (1)	Percentage	Stock (#)	Stock ($)(2)	Grant (#)	($)(3)__
Claude E. Davis President and Chief Executive Officer	$517,500	50%	26,700	$310,788	313,600	$310,464

C. Douglas Lefferson EVP and Chief Operating Officer	285,000	40%	6,100	71,004	72,000	71,280

J. Franklin Hall EVP and Chief Financial Officer	260,000	40%	4,500	52,380	52,500	51,975

Gregory A. Gehlmann SVP, General Counsel & Chief Risk Officer	260,000	40%	4,500	52,380	52,500	51,975

Samuel J. Munafo EVP, Banking Markets	250,000	35%	4,300	50,052	50,500	49,995

(1)	The increases in base salaries are effective as of February 4, 2008.

(2)	The value of the restricted stock awards is based upon the closing price of the Company’s common stock as of February 14, 2008, which was $11.64 per share. Restricted stock awards vest 25% per year for four years beginning on the first anniversary of the grant (February 14, 2009). Restricted shares are subject to a performance benchmark of minimum return on equity (“ROE”) equal to the 25th percentile of a national peer group for the vesting period. If a grant does not vest in any year, then that portion of the grant is carried forward to subsequent years and may vest if the cumulative average of the Company’s ROE is above the cumulative average of the peer’s 25th percentile for the grant period.

(3)	The value of the stock options granted was estimated using the Black-Scholes option valuation model. Options vest 25% per year for four years beginning on the first anniversary of the grant (February 14, 2009). The strike price for each option is based upon the closing price of the Company’s common stock as of February 14, 2008, which was $11.64 per share.

Form 8-K	First Financial Bancorp.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.
By:	/s/ J. Franklin Hall
J. Franklin Hall
Executive Vice President and Chief Financial Officer

Date: February 25, 2008